Exhibit 4.8

EMPLOYMENT AGREEMENT

DHT Management AS (the «Company» or the «Employer»)

and

Laila Halvorsen

(the «Employee»)

(together referred to as the «Parties»)

have today entered into the following employment agreement (the «Agreement»):

1	POSITION AND ASSIGNMENTS

1.1	The Company employs the Employee as CFO for the DHT Group from June 2018. The Employee shall also formally act as Managing Director of the Company.

1.2	The work shall be carried out in accordance with the Company’s applicable objective and strategy and within the framework of the instructions and guidelines issued by the Co-CEOs of the DHT Group.

1.3	The Employee shall maintain and promote the interests of the Company in accordance with commercially and ethically accepted principles and according to the provisions of prevailing law.

1.4
The Employee shall place all of her professional resources at the disposal of the Company and may not, either directly or indirectly, undertake similar assignments for others or conduct similar business or carry out other income producing work without the prior consent of the Company.  Similarly, any directorship in any professional organizations/businesses is subject to prior consent from the Company.

2	PLACE OF WORK – WORKING HOURS

2.1	The principal place of work shall be the Company’s office at any time, currently in Oslo, Norway. The Employee can practice flexible place of work in agreement with the Company.

2.2
The company practices flexible working hours, with a core time from 0900 a.m. to 1500 p.m.  Normal working hours are 7,5 hours a day/37,5 hours a week, exclusive 1/2 hour lunch break.  The position requires work outside normal working hours.

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2.3	As the Employee holds a particular independent position she is not subject to the working time regulations in the Norwegian Working Environment Act.

3	SALARY

3.1
The Employee’s yearly salary shall be NOK 1 900 000 payable monthly in accordance with the Company’s ordinary salary routines.  The salary is subject to review first time in 1Q2020.  As the Employee holds a particular independent position she is not entitled to overtime compensation, cf. section 2.3.

3.2	In the event that incorrect salary is paid, the Company may carry out subsequent deduction of salary or holiday allowance in order to rectify the mistake.

3.3
In addition to salary as mentioned under section 3.1 the Employee is entitled to take part in any applicable incentive schemes in the Company subject to separate agreements between the Parties and/or guidelines established by the Company.

3.4	The Employee is entitled to fringe benefits such as mobile phone and internet subscription in accordance with the Company’s guidelines. The same applies to salary during sickness or leave.

4	PENSION AND INSURANCE

4.1	The Employee shall be a member of the Company’s at all times collective pension and insurance schemes.

5	HOLIDAY AND HOLIDAY ALLOWANCE

5.1	The Employee is entitled to annual holiday in accordance with the Norwegian Holiday, however, with the correction that she is entitled to 5 weeks of vacation and 12 % holiday allowance.

5.2	The holiday shall be taken in accordance with the Norwegian Holiday Act and with due regard to current duties.

6	INTELLECTUAL PROPERTY

6.1
The Company shall, free of charge, become the holder of all intellectual property rights created/developed by the employee in connection with her employment.  This applies to, inter alia, intellectual achievements, trademarks, designs, signs, know-how, copyrights, computer software, databases, documentation and other similar materials, irrespective of whether protected by copyright.

6.2
The Company shall, free of charge, have an unlimited right to utilize such rights and creations, irrespective of the form or scope thereof or whether these have been created outside working hours or outside the Company’s premises.

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6.3
The Company has the right to make changes and to transfer such rights.  Anyone acquiring rights from the Company, as well as any subsequent acquirers of rights, shall have the right to transfer such rights to others.

6.4
The Employee shall immediately inform the Company and disclose details of any intellectual property rights and further developments of intellectual property rights which are created while the employment is in force.

6.5	This Clause 6 shall not be construed as in any way limiting the applicability of mandatory law.

7	CONFIDENTIALITY

7.1
Employee shall keep confidential information presented to her during her employment with the Company, including business secrets, sensitive information about employees or business contacts and competitors, as well as ideas, concepts, and know-how developed by the Company or any company in the group, both during and after the employment.

7.2
The professional secrecy also includes other operations and business related matters such as contracts, customers, budgets, results and plans in relation to the Company and any group company, collaborators and customers.

7.3	The Employee consents to the Company using personal information regarding the Employee that is related to the employment. Such information shall be treated in accordance with statutory provisions.

8	TERMINATION

8.1
It applies a mutual notice period of 6 months counting from the first month after the month termination has been served.  In the event of termination the Company may determine that the Employee shall retire during the notice period (“garden leave”).  Upon a decision on “garden leave” the Employee is entitled to maintain all salaries and benefits during the notice period.

8.2
Upon termination by the Company the Employee is entitled to severance pay for 12 months beyond the notice period (the “Severance Pay”).  The Severance Pay shall be equivalent to the Employee’s base salary and is not subject to calculation of holiday pay or basis for pension accrual.

8.3
The Employee is also entitled to the Severance Pay in the event of a “Change of Control” and the Employee decides to resign as a consequence.  A “Change of Control” pursuant to this section shall be deemed to have occurred in accordance with the definition set out in appendix 1 to this Agreement.

8.4
The entitlement to the Severance Pay does not apply if the Employee is summarily dismissed or if the employment is terminated due to the Employee reaching the Company’s age limit.  For the avoidance of doubt the Employee is not entitled to the Severance Pay if she resigns herself except from in the situation described in section 8.3

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8.5
At the end of the employment, regardless of the cause, the Employee shall return all property and equipment belonging to the Company.  This also applies to documents, electronically saved information etc. as described above, regardless of the location of the information and the form in which it is saved or stored.

9	NON-COMPETITION AND NON-SOLICITATION

9.1
The Employee will gain insight into, including but not limited to, corporate and trade secrets of the Company in her position as CFO.  The Company therefore needs protection from competition from the Employee for a period after termination.  The Company and the Employee agree, during her employment and for a period of 12 months after the effective date of termination of employment:

-
the Employee shall not have ownership interests in, or otherwise be engaged in (including as an employee, director, consultant / leased contractor, agent, distributor, etc. - paid or unpaid) any activities that is in competition with the Company;

-
the Employee shall not directly or indirectly engage in business with persons or companies that are former, or current, customers, or business associates, of the Company or any Group Company which the Employee has been in contact with 1 year prior to termination of her employment, cf. Norwegian Working Environment Act section 14 A-4

-	the Employee, directly or indirectly, shall not influence or attempt to influence, employees of the Company to leave the Company.

9.2
If the Employee violates any of the above provisions, the Company may require that the infringement ceases immediately.  The Employee is aware of, and accepts, that by violating any of the provisions she is required to pay the Company liquidated damages equivalent to 3 months’ salary (based on salary level at termination).  The Company can nevertheless demand its financial losses being compensated by the Employee if the financial loss is greater than the liquidated damages.

9.3	When enforcing the non-compete and non-solicitation restrictions the procedural requirements in chapter 14A of the Norwegian Working Environment Act apply.

9.4
Compensation for the non-compete restrictions will be paid in accordance with statutory legislation.  In the event the Severance Pay is paid pursuant to section 8.2 there will no additional compensation for the non-compete restrictions.

10	DISPUTES AND GOVERNING LAW

10.1	This Agreement shall be construed in accordance with, and be governed by, the laws and courts of Norway.

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This Agreement is issued in duplicate and has been signed by both Parties.  The Parties retain one copy each.

Oslo, January 30, 2019

/s/ Trygve P. Munthe	/s/ Laila Halvorsen
Trygve P. Munthe	Laila Halvorsen

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Appendix 1

For the purpose of section 8.3 of the employment agreement between Laila Halvorsen and DHT Management AS of January 30, 2019, the term “Change of Control” shall mean the occurrence of any of the following events:

A.            the consummation of:

1.            a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Parent Company or (y) any entity in which Parent Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock, but in the case of this clause (y) only if Parent Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or

2.            the sale or other disposition of all or substantially all the assets of the Parent Company to an entity that is not an affiliate (a “Sale”)

in either case, if such Reorganization or Sale requires the approval of Parent Company’s stockholders under the law of the Parent Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Parent Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (I) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Shares or other securities eligible to vote for the election of the Board (collectively, the “Parent Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such Reorganization or Sale (including, without limitation, an entity that as a result of such transaction owns Parent Company or all or substantially all the Parent Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Parent Company Voting Securities (excluding any Outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any entity involved in or forming part of such Reorganization or Sale other than Parent Company and its affiliates) and (II) no Person beneficially owns, directly or indirectly, 50 % or more of the combined voting power of the then outstanding voting securities of the Continuing Entity immediately following the consummation of such Reorganization or Sale;

B.            the stockholders of Parent Company approve a plan of complete liquidation or dissolution of Parent Company; or

C.            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, respectively) (other than Employer or an affiliate) becomes the beneficial owner, directly or indirectly, of securities of Parent Company representing 50% or more of the then outstanding Parent Company Voting Securities; provided that for purposes of this subparagraph (C), any acquisition directly from Parent Company shall not constitute a Change of Control.

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